Exhibit 5.1

Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101-3804	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

March 19, 2026

Alliant Energy Corporation

4902 N. Biltmore Lane

Madison, Wisconsin 53718

Re:	Alliant Energy Corporation Distribution Agreement

Ladies and Gentlemen:

We have acted as counsel to Alliant Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the issuance and sale, from time to time, of shares of common stock of the Company, $0.01 par value per share, having an aggregate sale price of up to $1,000,000,000 (the “Shares”), pursuant to the Distribution Agreement, dated March 19, 2026 (the “Distribution Agreement”), among the Company, Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., TD Securities (USA) LLC, and Wells Fargo Securities, LLC, as agents, and Barclays Bank PLC, Bank of America, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, MUFG Securities EMEA plc, The Toronto-Dominion Bank and Wells Fargo Bank, National Association, as forward purchasers. The Shares will be issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-276062), as filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2023 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus dated December 15, 2023 filed as part of the Registration Statement and the related prospectus supplement dated March [19], 2026 (collectively, the “Prospectus”).

In our capacity as counsel to the Company, we have examined or are otherwise familiar with (i) the Company’s Restated Articles of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws; (iii) the Registration Statement; (iv) the Prospectus; (v) such of the corporate proceedings as have occurred prior to or as of the date hereof; and (vi) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and (b) information provided in certificates of officers of the Company. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Alliant Energy Corporation

March 19, 2026

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued, sold and delivered by the Company in the manner and for the consideration stated in the Distribution Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)

Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)

We express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)

We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of New York and Wisconsin and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 19, 2026, incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS COIE LLP